                                                                    EXHIBIT 10.9


                            SECURED PROMISSORY NOTE



     $285,601.00                  Houston, Texas             April 9, 1998



         FOR VALUE RECEIVED, B. Tom Carter, Jr. ("Maker") hereby promises to pay to the order of HydroChem Industrial Services, Inc., a Delaware corporation ("Payee"), the principal amount of Two Hundred Eighty Five Thousand Six Hundred One and 00/100 Dollars ($285,601.00) plus interest thereon at the rate of Five and 70/100 percent (5.7%) per annum, payable as provided herein in lawful money of the United States of America, at Houston, Texas, or at such other place as Payee of this Note may from time to time designate by written notice to Maker.

         The principal amount of this Note shall be due and payable upon the earlier of April 8, 2004 or any termination of Maker's employment, but not earlier than two years from the date hereof. Accrued interest payments in the amount of Sixteen Thousand Two Hundred Seventy Nine and 25/100 Dollars ($16,279.25) each shall be due and payable on April 8, 1999 and each April 8 thereafter through and including April 8, 2004.

         Pursuant to a Pledge Agreement of even date herewith between Maker and Payee, and as more specifically described therein, this Note is secured by the pledge of certain common stock of HydroChem Holding, Inc. which stock is owned beneficially and of record by Maker.

         This Note may be prepaid in whole or in part without premium or penalty.

         If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, then Maker agrees to pay reasonable attorneys' fees and collection costs to Payee in addition to the principal and interest payable hereunder.

         If default is made in the payment of the principal or interest under this Note, or if a default occurs under any other instrument evidencing or securing payment hereof, then in any one or more such events the entire principal balance and accrued interest owing hereon shall at once become due and payable, at the option of Payee. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

         Maker, signers, sureties, and endorsers of this Note severally waive notice of acceleration of maturity if such shall occur, demand, presentment, notice of dishonor, diligence in collecting, grace, notice and protest, and agree to one or more extensions for any period or periods of time and partial payments, before or after maturity, without prejudice to Payee.

                                                                   EXHIBIT 10.10



         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.


                                        MAKER:


                                        /s/ B. TOM CARTER, JR.
                                        -------------------------------------
                                        B. Tom Carter, Jr.



                                 Page 2 of 2